Exhibit 10.4
EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT
     This EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT (the “Agreement”) is made and entered into by and between MEDCATH INCORPORATED, a North Carolina corporation (the “Company”) and Daniel Perritt a resident of Nevada (“Employee”) and is effective the 29th day of October, 2009.
     WHEREAS, the Company desires to employ Employee as a full-time employee and Employee desires to accept that position in accordance with the terms hereof;
     NOW, THEREFORE, it is agreed as follows:
     1. Employment. Employee shall be employed as Senior Vice President, Finance Operations Division for MedCath Incorporated. For new and valuable consideration described herein, the Company shall employ Employee and Employee accepts employment upon the terms and conditions hereinafter set forth, with such employment to commence on or before December 1, 2009.
     2. Duties. Employee shall be a full-time employee of the Company and, accordingly, shall devote a commensurate amount of time and effort in the performance of Employee’s duties as assigned by the Company.
     While employed by the Company, Employee shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage.
     3. Compensation. For and in consideration of the services to be rendered by Employee hereunder and the Employee’s agreement to comply with the provisions contained in the Agreement, the Company shall pay to Employee a bi-weekly salary of ten thousand three hundred eighty-four dollars and sixty-two cents ($10,384.62). While Employee remains employed by the Company, Employee’s salary shall be reviewed by the Company on an annual basis.
     Employee shall be eligible to participate in an annual discretionary bonus compensation plan each fiscal year of employment with the Company, provided that such participation complies with the terms, conditions and guidelines established for eligible employees’ participation. Employee will be eligible for a discretionary bonus the first fiscal year of employment of up to thirty-five percent (35%) of Employee’s base compensation, based upon the Company’s review of Employee’s performance. Any discretionary bonus for the Employee’s first fiscal year of employment with the Company will be pro-rated based upon the Employee’s commencement of employment with the Company. While Employee remains employed by the Company, Employee’s eligibility for, participation in, and terms of the annual discretionary bonus compensation plan will be reviewed, and may be revised or eliminated, by the Company on at least an annual basis. Performance will include, but not be limited to, the accomplishment of any objectives outlined by the Company for the Employee at the beginning of or during the annual discretionary bonus compensation plan year. Employee understands that the purpose of the annual discretionary bonus compensation plan is to provide participants with an incentive to remain with the Company. Therefore, in order to be eligible for any bonus, Employee must be actively employed by the Company at the time the bonus is paid and satisfy all eligibility criteria imposed by applicable Company policy and law. Employee further understands that the bonus is not paid unless Employee remains actively employed by the Company throughout this period, which includes the date of payment. In the event that Employee’s employment is terminated for any reason prior to the date of payment, or if Employee’s employment status should change at anytime during employment, Employee is not eligible for any bonus payment.
     4. Miscellaneous Benefits. During Employee’s employment with the Company, Employee shall be eligible for additional benefits, including life insurance, medical insurance, paid time off, Stock Award Plan etc., under the same terms and conditions as those which apply to similar employees of the Company, as they may be changed from time to time.
     With regard to business expenses, the Company shall reimburse Employee for reasonable business related expenses incurred in the course of Employee’s employment with the Company, provided those expenses are consistent with the policies established from time to time by the Company. Employee must submit acceptable documentation of the expenses in order to receive reimbursement.
     5. Termination of Employment.
          (a) By the Company for Cause. The Company shall have the right to terminate Employee’s employment immediately and without prior notice in the event that the Company believes it has cause to terminate employment. For purposes of this paragraph, “cause” includes, but is not limited to fraud; dishonesty; disloyalty; conviction of criminal conduct; conduct which is or threatens significant injury to the Company monetarily; conduct which may have a significant or threatened negative impact upon the image of the Company; failure to fulfill the duties assigned to the Employee by the Company; violation of this or any other agreement with the Company; submission of a notice of resignation to the Company; failure to adhere to all of the policies and procedures of the Company; engaging in or condoning sexual or other improper harassment; failure to abide by applicable laws, rules, regulations, and work rules, or actions or omissions which the Company considers to be of similar nature or degree.
          In the event that Employee is terminated for cause, Employee shall not be entitled to receive any further salary, bonus or benefits following the date of termination of the Employee’s employment, accept as provided by applicable law or Company policy.
          (b) By the Company Without Cause. The Company may terminate Employee’s employment at any time, without cause, by giving Employee at least thirty (30) days written notice thereof. The Company reserves the right to elect to give pay in lieu of notice.
          In the event the Company terminates Employee’s employment without cause, the Company will continue to pay Employee his/her current bi-weekly salary, less applicable lawful deductions, for a period of six (6) months following the date of notice of termination of employment or until Employee secures other substantial full-time employment, or earns, on a monthly basis, at least 75%

of Employee’s monthly salary hereunder, whichever occurs first. Employee shall be entitled to receive benefits as provided by applicable law or by Company policy.
          (c) By Employee. Employee may terminate Employee’s employment with the Company at any time. The Company requests the Employee provide the Company with thirty (30) days written notice. In the event of such termination, Employee shall not be entitled to receive any further salary, bonus or benefit following Employee’s actual termination, except as provided either by applicable law or Company policy. The Company reserves the right to elect to provide pay in lieu of allowing Employee to work during the notice period.
     6. Confidentiality and Non-Disclosure Agreements. During the course of Employee’s employment with the Company, the Company will provide Employee with access to and Employee will be exposed and/or have access to substantial quantities of confidential information relating to the Company’s business (including the business of all affiliates and operations of the Company), such as customer information, vendors, operations and operating procedures, pricing, financial information, technology, marketing strategies, design of facilities, employment practices, contractual agreements, and trade secrets (the “Confidential Information”).
          Employee agrees that both while employed by the Company and following termination of Employee’s employment with the Company at any time in the future:
          (i) Employee will take all reasonable precautions to safeguard all Confidential Information at all times so that it is not communicated to, exposed to, available to, or taken by any unauthorized individual or entity;
          (ii) Employee will not personally use or disclose such information; and
          (ii) Employee will exercise Employee’s best efforts to assure the safekeeping of the Company’s Confidential Information.
          Upon termination of Employee’s employment with the Company, Employee agrees to immediately return to the Company all Confidential Information and other Company property, including without limitation all originals, copies, computer data, or other records or information. It is understood and agreed that Confidential Information and other property of the Company shall remain at all times the property of the Company.
     7. Non-Competition Agreement. Recognizing the fact that Employee will be given or have access to the Confidential Information described in Section 6 above, and that the employee owes a duty of full loyalty to the Company and its name, reputation and operational interests, Employee agrees that during the period of Employee’s employment with the Company, Employee will not engage in or have an interest in, either directly or indirectly, in any manner, whether as a partner, owner, investor, officer, director, advisor, employee, consultant, or in any other capacity, any Competitive Business.
          Employee further agrees that in the event that Employee’s employment with the Company is terminated for any reason by either party, for a period of one (1) year from the date of termination of employment, Employee will not seek, accept, or engage in any employment or work of a similar or related nature to the work Employee performed for the Company where the employment or work will be with a Competitive Business which is located or operates within fifty (50) miles of:
               (i) any one of the Company or its affiliates’ facilities or a location where the Company or one of its affiliates has provided services during the term of Employee’s employment with the Company, or
               (ii) any location where the Company was actively developing a facility or service before the termination of Employee’s employment with the Company.
          For purposes of this section, “Competitive Business” shall be defined as a hospital or any other health care employer, facility, or service providing primarily cardiology related facilities or services.
     8. Non-Solicitation Agreement. Employee acknowledges and agrees that during the course of Employee’s employment with the Company, Employee will become familiar with many of the Company’s employees, their knowledge, skills, abilities, compensation, benefits, and other matters with respect to such employees not generally known to the public. Employee further acknowledges and agrees that any solicitation, luring away, inducement to have any third party or individual cease or modify its relationship with the Company, or hiring of the employees of the Company, or other direct or indirect participation in such activities, would be highly detrimental to the business of the Company and would cause the Company great and irreparable harm. Consequently, Employee agrees that for a period of one (1) year following the end of Employee’s employment with the Company, Employee will not, directly or indirectly, solicit, lure, or hire any employees of the Company, or induce any third party or individual to cease or modify its relationship with the Company, or assist or aid in any such activity.
     9. Enforcement. In the event that there is a breach of this Agreement by either party, it is understood and agreed that the other party can seek damages and other remedies available to it at law or in equity. In addition to those remedies, however, in the event that Employee breaches Section 6, Section 7 or Section 8 of this Agreement, or in the event that there is a threat of such a breach of either of those sections, the Company shall have the right to seek and shall be entitled to injunctive relief and attorney’s fees and court costs. The parties desire and intend that the provisions of Sections 6, 7, and 8 be enforced to the fullest extent permissible under the law. Employee’s right to receive the payments and benefits after termination of employment, as set forth in Section 5, is conditioned on Employee’s complying with the provisions of Sections 6, 7 and 8. Failure to comply will result in the forfeiture of any rights Employee may have to such benefits.
     In the event that any provision of Section 6, Section 7 or Section 8 of this Agreement is found by any applicable authority to be invalid or unenforceable, the parties agree that either
               (i) the court shall at the time the provision is declared invalid or unenforceable, if permissible by law, modify the invalid or unenforceable provision to reflect, in a lawful manner, the objectives of the parties in entering into these agreements in Sections 6, Section 7 and Section 8 or, in the alternative,

               (ii) the parties or their representatives shall meet within one (1) week of the applicable decision and shall agree to modify that provision which was found to be invalid or unenforceable in order to allow the Company to obtain the objectives, to the extent allowed by law, of the provisions found to be invalid or unenforceable. Should Employee fail or refuse to meet within the one (1) week period, or should no agreement be reached by the parties during the meeting, Employee agrees that the Company may unilaterally modify the provision(s) declared to be invalid or unenforceable to comply with the law, provided that the Company notifies Employee of the change in the language of the Agreement within three (3) weeks of the decision of the Court and pays to Employee the sum of One Hundred Dollars ($100.00). In no event may language unilaterally selected by the Company expand the scope of the Confidentiality, the Non-Competition, or the Non-Solicitation Agreement beyond that originally agreed upon.
     10. Notices. Any written notice required or permitted to be given under this Agreement shall be given to the Company by hand-delivering said notice directly to Employee’s supervisor or by mailing by registered mail or by other reasonable means of delivery providing overnight service, such notice to the Company at the following address:
Ed French
President & Chief Executive Officer
MedCath Incorporated
10720 Sikes Place, Suite 300
Charlotte, NC 28277
     Notice to Employee may be given by hand-delivering said notice or by mailing such notice to the last address Employee provided the Company in writing. Notice shall be deemed to have been given one day after depositing said notice with the postal service or other delivery service or, if hand-delivered, when received by the addressee.
     11. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party.
     12. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. As a personal service contract the rights and obligations of Employee under this agreement may not be assigned by him/her.
     13. Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be amended orally, but may only be amended by a writing signed by Employee and either the individual executing the Agreement on behalf of the Company or an individual in a higher position with the Company. This Agreement sets forth the entire agreement between the Company and Employee regarding the matters herein and fully supersedes any prior agreements or understandings between the Company and Employee regarding the matters herein.

     14. Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
     15. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed in North Carolina without reference to choice of laws principles, and that law shall be applied in connection with its enforcement in other states and jurisdictions to the fullest extent possible.
     16. Counterpart Executions; Facsimiles. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. Such executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimiles executions or a combination, shall be construed together and shall constitute one and the same agreement.
     17. It is understood and agreed that Employee will not disclose or release the existence or the terms of this Agreement.
     IN WITNESS WHEREOF, the parties hereto execute this Agreement.

COMPANY: MEDCATH INCORPORATED

By: Title: Date:	/s/ O. Edwin French President & Chief Executive Officer October 29, 2009

EMPLOYEE:	/s/ Daniel Perritt Daniel Perritt

Date:	November 5, 2009